UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2009

American Mortgage Acceptance Company
(Exact name of registrant as specified in its charter)

Massachusetts	001-14583	13-6972380
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-317-5700

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2009, Marc D. Schnitzer notified the Board of Trustees (the “Board”) of American Mortgage Acceptance Company (the “Registrant”) of his decision to resign, effective immediately, from his position as managing trustee and chairman of the Board in order to restore the balance of the Board to a majority of independent trustees.  Donald J. Meyer will replace Mr. Schnitzer as chairman of the Board.

Item 8.01 Other Events.

As previously reported, due to losses incurred during 2008, the Registrant’s total remaining liabilities exceed the current value of its total remaining assets (as disclosed in Reports on Form 8-K filed by the Registrant on October 28, 2008 and November 7, 2008).  Given the Registrant's financial condition, management has determined that the Registrant will not be able to continue in operation and, accordingly, management is in the process of determining a plan of liquidation of the Registrant.  Under a plan of liquidation, claims of shareholders would be subordinate to the claims of creditors and other obligors.  Therefore, the Registrant does not believe there will be any recovery for common shareholders or the Registrant’s 7.25% Series A Cumulative Convertible Preferred Shares (the "Preferred Shares") and believes the common shares and Preferred Shares are worthless.  In light of the foregoing, management has determined that the Registrant will provide updates through future filings of Reports on Form 8-K and/or press releases with respect to any plan of liquidation adopted by the Board and any other material events or developments with respect to the Company and the liquidation and wind up of its affairs as and when determined appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mortgage Acceptance Company (Registrant)

January 30, 2009	By:	/s/ Donald J. Meyer
		Name:	Donald J. Meyer
		Title:	Chief Executive Officer